PROGRESSIVE TELECOMMUNICATIONS CORPORATION
601 Cleveland Street, Suite 930
Clearwater, FL  33755



							February 16, 2000


Sommer & Schneider LLP
595 Stewart Avenue, Suite 710
Garden City, NY 11530

Gentlemen:

	As compensation for legal consulting services rendered by you we confirm our agreement to issue to you an aggregate of 25,000 shares of Progressive Telecommun-ications Corporation (the "Company") common stock, $.001 par value, as follows:

	Joel C. Schneider      12,500
	Herbert H. Sommer      12,500

These shares will be issued upon the effective date of a Form S-8 Registration Statement and the delivery of the documents to you which constitute the S-8 Prospectus, which the Company agrees to complete with your assistance by February 22, 2000, free and clear of any restrictions on sale by you.. We also confirm that the board of directors of the Company have duly approved the issuance of shares to you. Please confirm that this correctly sets forth our understanding relating to the settlement of compensation due to you for these services by signing the extra copy of this letter and returning it to us.

					      PROGRESSIVE TELECOMMUNICATIONS
					      CORPORATION


					      BY: /s/ Barry L. Shevlin
      						   Barry L.  Shevlin,
      						   Chairman and CEO

Accepted:


/s/ Harbert H. Sommer				                           /s/ Joel C. Schneider
Herbert H. Sommer, Partner                         Joel C. Schneider, Partner